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                                                                  EXHIBIT 10(bb)
                              CLEVELAND-CLIFFS INC
                      LONG-TERM PERFORMANCE SHARE PROGRAM
                                JANUARY 1, 1996
                             (SUMMARY DESCRIPTION)



                 1. The Long-Term Performance Share Program ("Performance Share Program") operates under the Cleveland-Cliffs Inc ("Company") 1992 Incentive Equity Plan ("1992 ICE Plan").

                 2. The Compensation and Organization Committee ("Committee") of the Board of Directors of the Company, which Committee is composed of non-employee Directors, administers the Performance Share Program under which performance shares ("Performance Shares") are awarded under the 1992 ICE Plan.

                 3. Pursuant to the 1992 ICE Plan, the Performance Share Program was approved in 1994 to further align the interest of designated key management employees with the shareholders in increasing return on invested capital and long-term shareholder value. The Performance Share Program provides the participants the opportunity to receive Company Shares based on Company performance against specified objectives.

                 4. Under the Performance Share Program, the Committee authorizes awards of Performance Shares, which become wholly or partially payable to the participant upon the achievement of specified Company objectives in accordance with the following provisions:

                          a.      Each award specifies the number of
                 Performance Shares to which it pertains.

                          b. The performance period, normally a three-year period, with respect to each Performance Share is determined by the Committee on the date of award, and may be subject to earlier termination in the event of a change in control of the Company or other similar transaction or event.

                          c.      Each award specifies the performance
                 objectives of the Company and a minimum acceptable level of achievement below which no payment will be made. Each award sets forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level and also specifies the maximum amount of any payment to be made. The Committee may adjust the objectives in certain circumstances.

                          d. The number of Common Shares that will be earned will be reduced to the extent necessary to prevent the value of the Common Shares paid to any participant from exceeding twice the market value of the Common Shares covered by the participant's award on the date it was made.

                          e. The Committee may award equivalent cash value instead of the Company's Common Shares at its discretion.
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                 5.       Each Performance Share that is earned entitles the
holder to receive Common Shares of the Company, depending on the degree of achievement of specified Company objectives. The objectives, weighted equally at the target level, are total shareholder return (share price plus reinvested dividends) and value added (earnings less the cost of capital employed) over a three-year performance period. Achievement of the total shareholder return objective is determined by the Company's shareholder return relative to a predetermined group of mining and metal companies. Achievement of the value added objective is determined by comparing the Company's actual and target value added.

                 6. The target payout is calculated at 100% of the Performance Shares awarded and represents the number of Common Shares that would be earned if a target level of the objectives is achieved by the Company; maximum payout is calculated at 150% for performance year beginning 1994 and 175% for performance years beginning 1995 and 1996, of the Performance Shares awarded and represents the number of Common Shares that would be earned if an above superior level of the objectives is achieved by the Company; and threshold payout is calculated at 25% of the Performance Shares awarded and represents the number of Common Shares that would be earned if a minimum level of the objectives is achieved by the Company. If achievement of one objective is below threshold, achievement of the other objective must be at least at threshold for any payout to occur.